EXHIBIT 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2014

Rental revenues increase 8%

Net income up 18%

EPS increases 18% to $0.53 for the quarter

Company announces 2% dividend increase; 23rd consecutive year increase

LIVERMORE, Calif., Feb. 26, 2015 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business to business rental company, today announced total revenues for the quarter ended December 31, 2014 of $111.8 million, an increase of 18%, compared to $94.8 million in the fourth quarter of 2013. The Company reported net income of $13.9 million, or $0.53 per diluted share for the fourth quarter of 2014, compared to net income of $11.8 million, or $0.45 per diluted share, in the fourth quarter of 2013.

Total revenues for the year ended December 31, 2014 were $408.1 million, compared to $379.5 million in 2013. Rental revenues increased 5% to $269.6 million in 2014, compared to $255.8 million in 2013. Net income for the year ended December 31, 2014 increased 5% to $45.7 million, compared to net income of $43.4 million in the prior year. Diluted earnings per share increased 5% to $1.75 in 2014 from $1.67 in 2013.

The Company's effective tax for the fourth quarter 2014 was 42.7% compared to 39.2% in the fourth quarter 2013. This increase was driven by the full year 2014 effective tax rate rising to 40.3% as compared to 39.2% for 2013, which increased the provision for income taxes in 2014 by $0.8 million and reduced earnings by $0.03 per diluted share in the fourth quarter results. The increased effective tax rate in 2014 was primarily a result of higher business levels in states with higher tax rates, including the continuing recovery of the Company's modular business, and growth of its tank and box rental business, in California, and the resulting re-pricing of deferred tax liabilities. The Company estimates an effective tax rate of 39.5% for calendar year 2015.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.25 per share for the quarter ending March 31, 2015, an increase of 2% over the prior year period. On an annualized basis, the 2015 dividend represents a 3.2% yield, based on the February 25, 2015 closing stock price. The cash dividend will be payable on April 30, 2015 to all shareholders of record on April 16, 2015.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Our fourth quarter results reflect continued momentum in growing top line Company-wide rental revenues and favorable rental revenue gross margin expansion. This is the nineteenth consecutive year over year quarterly rental revenue increase and is reflective of the quality of the mix of McGrath RentCorp's portfolio of rental businesses. Supported by strong year over year growth in rental revenues and equipment utilization by the Company's modular building rental division, Company-wide gross margin on rental revenues for the quarter expanded to 56% from 54% a year ago, and from 52% sequentially from the third quarter of 2014.

Modular division-wide rental revenues for the quarter increased $4.7 million, or 21%, to $26.8 million from a year ago. This is the seventh consecutive year over year quarterly rental revenue increase. During the fourth quarter, we experienced a 3% increase in division-wide year over year first month's rental revenue bookings for modular buildings and a 33% increase for all of 2014 over 2013. Fourth quarter 2014 modular division average and ending utilization reached 74.9% and 75.0%, respectively, an increase from 70.5% and 70.7% a year ago. Modular division EBIT for the quarter increased to $8.9 million, or by 51%, from the same period a year ago. This strong increase in profit was driven primarily by higher rental revenues and rental revenue margin expansion. Gross margin on rental revenues increased to 57% for the quarter from 52% a year ago. For the quarter, the modular division also benefited from higher profit on equipment sales and rental related services, partly offset by higher SG&A expenses.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, increased $1.7 million, or 9%, to $19.5 million from $17.8 million a year ago. Only approximately 14% of total Adler, or 4% of total Company, rental revenues for the fourth quarter 2014 were derived from upstream (wellhead) oil related projects. Although our exposure to upstream oil related projects is limited; over the next few months, we are cautious of any potential related negative impact to both midstream and downstream vertical markets. Average utilization was 65.1% during the fourth quarter of 2014, up from 60.8% a year ago. Ending utilization for the quarter was 63.9% compared to 57.7% a year ago. Further, fourth quarter average equipment on rent reached $194.2 million, a 16% increase over the same period a year ago. During the first half of 2014, we experienced project delays that have contributed to the higher utilization levels over the last four months of the year. Original cost of total rental equipment increased to $303.3 million at the end of the fourth quarter 2014, up less than 7% from $284.0 million at the end of 2013, and up less than 2% during the second half of the year. We are selectively purchasing boxes and specialty tank products primarily to support our newest markets and longer term contracts with well-established customers. Income from operations for the quarter increased $1.1 million, or 21%, to $6.6 million from $5.5 million a year ago.

Rental Revenues for TRS-RenTelco, our electronics division, declined by $0.8 million, or 3%, to $25.4 million for the quarter from $26.2 million a year ago. Although full-year first month's rental bookings were 2% higher for 2014 over 2013, first month's rental returns were up 3%. The combination of relatively flat net first month's rental booking growth, coupled with shorter average rental terms in 2014 compared to 2013, drove both the quarterly year over year and annual declines in rental revenues of 3%. Income from operations for the quarter declined by $0.4 million, or 4%, from the same period in 2013. We believe the increased churn of rental equipment was chiefly driven by a larger mix of communications versus general-purpose test equipment rental business in 2014 compared to 2013. Communications test equipment rentals typically have shorter rental terms than general-purpose test equipment. Average utilization was 63.3% for the fourth quarter, compared to 61.2% for the same period in 2013. Period ending utilization for the fourth quarter was 59.8% compared to 58.2% a year ago.

Mobile Modular Portable Storage continued to make good progress during the quarter, as it has throughout 2014, in building its customer following, increasing booking levels and growing rental revenues over 2013. Rental revenues for the fourth quarter and for the full year 2014 grew by 42% and 41%, respectively. Individual branch, as well as overall business segment, profitability is continuing to grow. We successfully entered the Chicago and Charlotte markets during 2014 and are targeting further regional expansion during 2015. We are on track towards building a meaningful sized storage container rental business with attractive operating metrics.

As we turn the corner into 2015, the Company's historically most profitable modular building rental business has significant momentum. The California market is only in the early stages of recovery, especially Southern California. As our modular rental business in the Golden State struggled from the onset of the Great Recession through 2013, we were able to build a very significant modular business in both Texas and in the Mid-Atlantic, as well as see our Florida business improve markedly. Our electronics business is an industry leader with very strong operating profitability metrics; however, it is not immune from periodic high-tech, aerospace & defense or communications sector softness. Our liquid and solid containment rental business is a national player today with solid earnings and significant long-term growth potential. Despite Adler's success over the past few years at greater diversification of its rental revenue mix into vertical markets outside of upstream E&P projects, the recent steep decline in the price of oil creates uncertainty going forward. This uncertainty is not only related to wellhead opportunities, but also to both midstream and downstream business levels due to reductions in capital spending as energy companies look to manage their reduced cash flows. Lastly, our portable storage rental business is growing favorably in rental revenues, earnings and geographic footprint. We are looking forward to continuing to turn the flywheel daily in building each of these enterprises. As we begin the year, our guidance range of $1.75 to $1.95 per diluted share for full-year 2015 is broad, in particular, due to the uncertainties with both our electronics, and tank and box rental businesses.

Last, the Company has just declared a quarterly cash dividend of $0.25 per share, for the quarter ending March 31, 2015, an increase of 2% over the prior year period. This marks the 23rd consecutive year in which McGrath RentCorp has raised its dividend. On an annualized basis, this dividend increase represents a 3.2% yield, based on yesterday's closing stock price. We are very pleased to continue our practice of providing a quarterly return on investment to our shareholders."

All comparisons presented below are for the quarter ended December 31, 2014 to the quarter ended December 31, 2013 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2014, the Company's Mobile Modular division reported a $3.0 million increase in income from operations, or 51%, to $8.9 million. Rental revenues increased 21% to $26.8 million and other direct costs decreased 4% to $7.2 million, which resulted in an increase in gross profit on rental revenues of 32% to $15.2 million. Rental related services revenues increased 24% to $9.8 million, with gross profit on rental related services revenues increasing 20% to $2.7 million. Sales revenues increased 77% to $7.7 million, with gross profit on sales revenues increasing 30% to $2.1 million. Gross margin on sales revenues decreased to 27% from 37%, primarily due to lower margins on new and used equipment sales in the fourth quarter of 2014.  Selling and administrative expenses increased 17% to $11.3 million, primarily due to increased employee headcount, salaries and benefit costs.

TRS-RENTELCO

For the fourth quarter of 2014, the Company's TRS-RenTelco division reported a $0.4 million decrease in income from operations, or 4%, to $10.4 million. Rental revenues decreased 3% to $25.4 million. The decrease in rental revenues together with the an increase of 10% in other direct costs to $3.2 million, partly offset by a 2% decrease in depreciation expense to $10.2 million, resulted in a decrease in gross profit on rental revenues of 7% to $11.9 million. Sales revenues decreased 8% to $7.2 million. Gross profit on sales increased 2% to $3.8 million, with gross margin percentage increasing to 53% from 47%, primarily due to higher margins on used equipment sales in the fourth quarter of 2014. Selling and administrative expenses decreased 8% to $5.9 million, primarily due to decreased marketing and administrative costs.

ADLER TANKS

For the fourth quarter of 2014, the Company's Adler Tanks division reported a $1.1 million increase in income from operations, or 21%, to $6.6 million. Rental revenues increased 9% to $19.5 million, other direct costs decreased 5% to $2.9 million and depreciation expense increased 8% to $3.9 million, which resulted in an increase in gross profit on rental revenues of 14% to $12.7 million.  Rental related services revenues increased 37% to $7.0 million, with gross profit on rental related services increasing 42% to $1.0 million. Selling and administrative expenses increased 15% to $7.1 million, primarily due to increased employee headcount, salaries and benefit costs.

OTHER HIGHLIGHTS

  Debt increased $0.2 million during the quarter to $322.5 million, with the Company's funded debt (notes payable) to equity ratio decreasing from 0.78 to 1 at September 30, 2014 to 0.76 to 1 at December 31, 2014. As of December 31, 2014, the Company had capacity to borrow an additional $227.5 million under its lines of credit.
  Dividend rate increased 2% to $0.245 per share for the fourth quarter of 2014 compared to the fourth quarter of 2013. On an annualized basis, this dividend represents a 3.1% yield on the February 25, 2015 close price of $31.58 per share.
  Adjusted EBITDA increased 16% to $48.2 million for the fourth quarter of 2014. At December 31, 2014, the Company's ratio of funded debt (notes payable) to the last twelve months actual Adjusted EBITDA was 1.89 to 1, compared to 1.96 to 1 at September 30, 2014. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company expects 2015 full-year earnings per share to be in a range of $1.75 to $1.95 per diluted share.

For the full-year 2015, the Company expects 6% to 11% growth in rental revenues over 2014. Sales revenue is expected to be approximately 10% lower than 2014. Rental equipment depreciation expense is expected to increase to between $76 and $79 million, driven by rental fleet growth. "Other" direct costs of rental operations, primarily for rental equipment maintenance and repair, are expected to increase to between $60 and $63 million in 2015. Selling and administrative costs are expected to increase to between $104 and $107 million to support business growth. Full year interest expense is expected to be between $10 and $11 million. The Company expects the 2015 effective tax rate to be 39.5% and the diluted share count to increase to between 26.3 and 26.5 million shares. These forward-looking statements reflect McGrath RentCorp's expectations as of February 26, 2015. Actual 2015 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of January 15, 2015, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 26, 2015 to discuss the fourth quarter 2015 results. To participate in the teleconference, dial 1-888-481-2844 (in the U.S.), or 1-719-325-2448 (outside the U.S.), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-888-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.). The pass code for the call replay is 5298819. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: further regional expansion during 2015, the Company being on track towards building a meaningful sized storage container rental business with attractive operating metrics, significant momentum in the modular building rental, recovery of the California market, long-term growth potential of the liquid and solid containment rental business, and financial guidance for full year 2015, including earnings per share, rental revenues, sales revenue, rental equipment depreciation expense, "other" direct costs of rental operations, selling and administrative costs, interest expense, effective tax rate and diluted share count.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the extent of and timetable for the recovery underway in our modular building division; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in general-purpose test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers' need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2014, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013

Revenues
Rental	$71,694	$66,181	$269,575	$255,766
Rental related services	17,603	13,784	64,132	53,148
Rental operations	89,297	79,965	333,707	308,914
Sales	22,042	14,257	72,248	68,443
Other	453	550	2,167	2,152
Total revenues	111,792	94,772	408,122	379,509

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	18,559	17,747	72,678	68,208
Rental related services	13,670	10,598	48,849	40,189
Other	13,253	12,815	56,946	55,017
Total direct costs of rental operations	45,482	41,160	178,473	163,414
Costs of sales	14,106	8,982	47,430	47,080
Total costs of revenues	59,588	50,142	225,903	210,494
Gross profit	52,204	44,630	182,219	169,015
Selling and administrative expenses	25,408	22,952	96,859	88,765
Income from operations	26,796	21,678	85,360	80,250
Other income (expense):
Interest expense	(2,356)	(2,179)	(9,280)	(8,687)
Gain on sale of property, plant and equipment	—	—	812	—
Foreign currency exchange loss	(218)	(158)	(331)	(189)
Income before provision for income taxes	24,222	19,341	76,561	71,374
Provision for income taxes	10,335	7,580	30,852	27,977
Net income	$13,887	$11,761	$45,709	$43,397

Earnings per share:
Basic	$0.54	$0.46	$1.77	$1.71
Diluted	$0.53	$0.45	$1.75	$1.67
Shares used in per share calculation:
Basic	25,999	25,717	25,914	25,433
Diluted	26,206	26,211	26,175	25,926

Cash dividend declared per share	$0.245	$0.240	$0.980	$0.960

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(in thousands)	2014	2013

Assets
Cash	$1,167	$1,630
Accounts receivable, net of allowance for doubtful
accounts of $2,038 in 2014 and $2,007 in 2013	101,294	87,650

Rental equipment, at cost:
Relocatable modular buildings	664,340	592,391
Electronic test equipment	261,995	267,772
Liquid and solid containment tanks and boxes	303,303	284,005
	1,229,638	1,144,168
Less accumulated depreciation	(403,888)	(377,158)
Rental equipment, net	825,750	767,010

Property, plant and equipment, net	108,628	105,187
Prepaid expenses and other assets	41,424	27,772
Intangible assets, net	10,336	10,662
Goodwill	27,808	27,700
Total assets	$1,116,407	$1,027,611

Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$322,478	$290,003
Accounts payable and accrued liabilities	71,357	63,318
Deferred income	29,139	24,003
Deferred income taxes, net	268,902	249,257
Total liabilities	691,876	626,581

Shareholders' equity:
Common stock, no par value —
authorized — 40,000 shares
issued and outstanding — 26,051 shares as of
December 31, 2014 and 25,757 shares as of December
31, 2013	106,469	103,023
Retained earnings	318,164	298,038
Accumulated other comprehensive loss	(102)	(31)
Total shareholders' equity	424,531	401,030
Total liabilities and shareholders' equity	$1,116,407	$1,027,611

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Twelve Months Ended December 31,
(in thousands)	2014	2013

Cash Flows from Operating Activities:
Net income	$45,709	$43,397
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	81,125	76,849
Provision for doubtful accounts	1,825	2,144
Share-based compensation	3,854	3,680
Gain on sale of used rental equipment	(15,368)	(13,091)
Gain on sale of property, plant and equipment	(812)	—
Foreign currency exchange loss	331	189
Change in:
Accounts receivable	(15,469)	2,462
Prepaid expenses and other assets	(13,652)	(8,265)
Accounts payable and accrued liabilities	10,662	6,506
Deferred income	5,136	(2,921)
Deferred income taxes	19,645	22,693
Net cash provided by operating activities	122,986	133,643

Cash Flows from Investing Activities:
Purchases of rental equipment	(152,197)	(132,611)
Purchases of property, plant and equipment	(12,740)	(11,973)
Proceeds from sale of used rental equipment	32,556	33,380
Proceeds from sale of property, plant and equipment	2,501	—
Net cash used in investing activities	(129,880)	(111,204)

Cash Flows from Financing Activities:
Net borrowings (repayments) under bank lines of credit	12,475	(11,997)
Borrowings under Series B senior notes	40,000	—
Principal payments on Series A senior notes	(20,000)	—
Proceeds from the exercise of stock options	1,729	15,067
Excess tax benefit from exercise and disqualifying
disposition of stock options	1,822	1,329
Taxes paid related to net share settlement of stock awards	(3,959)	(2,395)
Payment of dividends	(25,551)	(24,423)
Net cash provided by (used in) financing activities	6,516	(22,419)

Effect of foreign currency exchange rate changes on cash	(85)	(2)
Net increase (decrease) in cash	(463)	18
Cash balance, beginning of period	1,630	1,612
Cash balance, end of period	$1,167	$1,630

Interest paid, during the period	$9,074	$8,813
Net income taxes paid, during the period	$22,275	$11,074
Dividends accrued during the period, not yet paid	$6,526	$6,373
Rental equipment acquisitions, not yet paid	$4,942	$8,533

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended December 31, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$26,813	$25,355	$19,526	$ —	$71,694
Rental related services	9,770	868	6,965	—	17,603
Rental operations	36,583	26,223	26,491	—	89,297
Sales	7,678	7,249	259	6,856	22,042
Other	120	333	—	—	453
Total revenues	44,381	33,805	26,750	6,856	111,792

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	4,422	10,226	3,911	—	18,559
Rental related services	7,028	658	5,984	—	13,670
Other	7,196	3,183	2,874	—	13,253
Total Direct costs of rental operations	18,646	14,067	12,769	—	45,482
Costs of sales	5,576	3,405	308	4,817	14,106
Total costs of revenues	24,222	17,472	13,077	4,817	59,588

Gross Profit (Loss)
Rental	15,195	11,946	12,741	—	39,882
Rental related services	2,742	210	981	—	3,933
Rental operations	17,937	12,156	13,722	—	43,815
Sales	2,102	3,844	(49)	2,039	7,936
Other	120	333	—	—	453
Total gross profit	20,159	16,333	13,673	2,039	52,204
Selling and administrative expenses	11,283	5,888	7,086	1,151	25,408
Income from operations	$8,876	$10,445	$6,587	$888	26,796
Interest expense					(2,356)
Foreign currency exchange loss					(218)
Provision for income taxes					(10,335)
Net income					$13,887

Other Information
Average rental equipment [1]	$627,428	$261,560	$298,482
Average monthly total yield [2]	1.42%	3.23%	2.18%
Average utilization [3]	74.9%	63.3%	65.1%
Average monthly rental rate [4]	1.90%	5.10%	3.35%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average utilization is calculated by dividing the cost of average rental equipment on rent by the total cost of average rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended December 31, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$22,136	$26,204	$17,841	$ —	$66,181
Rental related services	7,882	810	5,092	—	13,784
Rental operations	30,018	27,014	22,933	—	79,965
Sales	4,348	7,907	73	1,929	14,257
Other	113	403	34	—	550
Total revenues	34,479	35,324	23,040	1,929	94,772

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	3,719	10,415	3,613	—	17,747
Rental related services	5,594	601	4,403	—	10,598
Other	6,892	2,891	3,032	—	12,815
Total direct costs of rental operations	16,205	13,907	11,048	—	41,160
Costs of sales	2,732	4,153	358	1,739	8,982
Total costs of revenue	18,937	18,060	11,406	1,739	50,142

Gross Profit (Loss)
Rental	11,525	12,898	11,196	—	35,619
Rental related services	2,288	209	689	—	3,186
Rental operations	13,813	13,107	11,885	—	38,805
Sales	1,616	3,754	(285)	190	5,275
Other	113	403	34	—	550
Total gross profit	15,542	17,264	11,634	190	44,630
Selling and administrative expenses	9,679	6,419	6,169	685	22,952
Income (loss) from operations	$5,863	$10,845	$5,465	($495)	21,678
Interest expense					(2,179)
Foreign currency exchange loss					(158)
Provision for income taxes					(7,580)
Net income					$11,761

Other Information
Average rental equipment [1]	$560,368	$268,851	$275,887
Average monthly total yield [2]	1.32%	3.25%	2.16%
Average utilization [3]	70.5%	61.2%	60.8%
Average monthly rental rate [4]	1.86%	5.31%	3.55%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average utilization is calculated by dividing the cost of average rental equipment on rent by the total cost of average rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve Months Ended December 31, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$96,457	$99,020	$74,098	$ —	$269,575
Rental related services	35,263	3,331	25,538	—	64,132
Rental operations	131,720	102,351	99,636	—	333,707
Sales	29,394	24,323	1,074	17,457	72,248
Other	461	1,628	78	—	2,167
Total revenues	161,575	128,302	100,788	17,457	408,122

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	16,536	40,935	15,207	—	72,678
Rental related services	25,486	2,742	20,621	—	48,849
Other	34,352	12,139	10,455	—	56,946
Total Direct costs of rental operations	76,374	55,816	46,283	—	178,473
Costs of sales	21,746	12,237	1,053	12,394	47,430
Total costs of revenues	98,120	68,053	47,336	12,394	225,903

Gross Profit
Rental	45,569	45,946	48,436	—	139,951
Rental related services	9,777	589	4,917	—	15,283
Rental operations	55,346	46,535	53,353	—	155,234
Sales	7,648	12,086	21	5,063	24,818
Other	461	1,628	78	—	2,167
Total gross profit	63,455	60,249	53,452	5,063	182,219
Selling and administrative expenses	42,069	23,736	27,424	3,630	96,859
Income from operations	$21,386	$36,513	$26,028	$1,433	85,360
Interest expense					(9,280)
Gain on sale of property, plant and
equipment					812
Foreign currency exchange loss					(331)
Provision for income taxes					(30,852)
Net income					$45,709

Other Information
Average rental equipment [1]	$597,904	$262,968	$289,928
Average monthly total yield [2]	1.34%	3.14%	2.13%
Average utilization [3]	72.3%	60.4%	62.9%
Average monthly rental rate [4]	1.86%	5.20%	3.39%

1. Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3. Average utilization is calculated by dividing the cost of average rental equipment on rent by the total cost of average rental equipment.
4. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve Months Ended December 31, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$82,503	$102,101	$71,162	$ —	$255,766
Rental related services	28,891	3,095	21,162	—	53,148
Rental operations	111,394	105,196	92,324	—	308,914
Sales	20,831	28,277	1,480	17,855	68,443
Other	436	1,580	136	—	2,152
Total revenues	132,661	135,053	93,940	17,855	379,509

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	14,459	39,953	13,796	—	68,208
Rental related services	20,980	2,681	16,528	—	40,189
Other	31,167	12,963	10,887	—	55,017
Total direct costs of rental operations	66,606	55,597	41,211	—	163,414
Costs of sales	15,632	15,936	1,653	13,859	47,080
Total costs of revenue	82,238	71,533	42,864	13,859	210,494

Gross Profit (Loss)
Rental	36,877	49,185	46,479	—	132,541
Rental related services	7,911	414	4,634	—	12,959
Rental operations	44,788	49,599	51,113	—	145,500
Sales	5,199	12,341	(173)	3,996	21,363
Other	436	1,580	136	—	2,152
Total gross profit	50,423	63,520	51,076	3,996	169,015
Selling and administrative expenses	36,488	24,542	24,644	3,091	88,765
Income from operations	$13,935	$38,978	$26,432	$905	80,250
Interest expense					(8,687)
Foreign currency exchange loss					(189)
Provision for income taxes					(27,977)
Net Income					$43,397

Other Information
Average rental equipment [1]	$546,540	$266,444	$264,189
Average monthly total yield [2]	1.26%	3.19%	2.24%
Average utilization [3]	68.3%	62.7%	64.2%
Average monthly rental rate [4]	1.84%	5.09%	3.50%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average utilization is calculated by dividing the cost of average rental equipment on rent by the total cost of average rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA", which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$13,887	$11,761	$45,709	$43,397
Provision for income taxes	10,335	7,580	30,852	27,977
Interest	2,356	2,179	9,280	8,687
Depreciation and amortization	20,742	19,752	81,125	76,849
EBITDA	47,320	41,272	166,966	156,910
Share-based compensation	844	298	3,854	3,680
Adjusted EBITDA [1]	$48,164	$41,570	$170,820	$160,590

Adjusted EBITDA Margin [2]	43%	44%	42%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDA [1]	$48,164	$41,570	$170,820	$160,590
Interest paid	(2,758)	(3,206)	(9,074)	(8,813)
Net income taxes paid	(6,581)	(3,144)	(22,275)	(11,074)
Gain on sale of rental equipment	(4,591)	(3,163)	(15,368)	(13,091)
Gain on sale of property, plant and equipment	—	—	(812)	—
Foreign currency exchange loss	218	158	331	189
Change in certain assets and liabilities:
Accounts receivable, net	2,276	5,169	(13,644)	4,606
Prepaid expenses and other assets	(11,359)	(7,162)	(13,652)	(8,265)
Accounts payable and other liabilities	16,290	(6,644)	21,524	12,422
Deferred income	(3,636)	(3,140)	5,136	(2,921)
Net cash provided by operating activities	$38,023	$33,726	$122,986	$133,643

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200